Exhibit 107

Calculation of Filing Fee Tables

           S-1

(Form Type)

Cheetah Net Supply Chain Service Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security	Security	Fee	Amount	Proposed	Proposed	Fee Rate	Amount of
	Type	Class	Calculation	Registered	Maximum	Maximum		Registration
		Title	or Carry		Offering	Aggregate		Fee
			Forward		Price Per	Offering
			Rule		Unit	Price(1)
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share(2)	Rule 457(o)	–	–	$11,500,000	0.00011020	$1267.30
	Equity	Class A common stock, par value $0.0001 per share(3)	Rule 457(a)	1,666,000	$5.00	$8,330,000	0.00011020	$917.97
	Equity	Representative’s warrants(4)	Rule 457(g)	–	–	–	–	–
	Equity	Class A common stock underlying the representative’s warrants	Rule 457(o)	–	–	$718,750	0.00011020	$79.21
	Total Offering Amounts					$20,548,750		$2,264.47
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$2,264.47

_______________

(1)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional shares of Class A common stock that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes shares of Class A common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of Class A common stock to cover over-allotment, if any.

(3)	The registration statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by two selling stockholders of the Registrant of up to 1,666,000 shares of Class A common stock issued to the selling stockholders as identified in the Resale Prospectus.

(4)

The Registrant will issue to the representative of the several underwriters warrants to purchase a number of Class A common stock shares equal to an aggregate of 5.0% of the shares of Class A common stock sold in the offering, including any shares of Class A common stock issued upon exercise of the underwriters’ over-allotment option. The exercise price of the representative’s warrants is equal to 125.0% of the offering price of the Class A common stock offered hereby. The representative’s warrants are exercisable at any time, and from time to time, in whole or in part, beginning from six months after the date of issuance and expiring on the third-year anniversary of the commencement of sales of Class A common stock in this offering.

In accordance with Rule 457(g) under the Securities Act, because the Registrant’s shares of Class A common stock underlying the representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.